[Letterhead of Deloitte & Touche LLP]


                                                Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


Pacific Telecom, Inc.
Century  Telephone  Enterprises, Inc.:


We consent to the use of our report dated January 27, 1997, related to the consolidated financial statements of Pacific Telecom, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, appearing in Pacific Telecom, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 and Century Telephone Enterprises, Inc.'s Current Report on Form 8-K dated December 1, 1997, included in or incorporated by reference into, and the reference to our firm under the heading "Experts" in Registration Statement No. 333-42013 of Century Telephone Enterprises, Inc. on Form S-3 and the related Prospectus.


  /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Portland, Oregon
January 6, 1998